UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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UnitedHealth Group Incorporated
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UnitedHealth Group Incorporated Supplemental Proxy Materials
For the Annual Meeting of Shareholders on June 7, 2021

May 28, 2021

Dear UnitedHealth Group Shareholders,

By now you should have received UnitedHealth Group’s (UHG) Proxy Statement (the “Proxy Statement”), along with the proxy card or notice of Internet availability of proxy materials. The UHG virtual annual meeting of shareholders occurs on June 7, 2021. We have asked for your support of the Board’s recommendations on the proposals to be voted on at the meeting. In this letter, we wish to specifically focus on the proposal regarding the company’s executive compensation approach (Say on Pay proposal), given the conflicting recommendations on that proposal from two proxy advisory firms.

One proxy advisory firm, Glass Lewis, has recommended shareholders vote “FOR” the company’s Say on Pay proposal, while another proxy advisory firm, Institutional Shareholder Services (“ISS”), is opposing the Say on Pay proposal. ISS has not expressed any concerns about the company’s overall executive compensation program. To the contrary, ISS concluded UHG’s “pay and performance are reasonably aligned at this time1.” This conclusion is consistent with ISS’s view of the company’s approach to executive compensation for the last several years; an approach that has resulted in a rigorous and effective compensation plan governed by the Compensation and Human Resources Committee of our Board of Directors.

The Board believes that the steady approach to executive compensation over the years has been a critical factor in the company’s outstanding performance. It has enabled the company to shape its business platforms and long-term strategy to deliver higher quality health care to the people it serves, while rewarding UHG’s investors with consistent, sustainable growth and returns. The company’s compensation plan is designed to help UHG achieve its long-range strategy by closely aligning executives’ compensation with achievement of UHG’s business goals and mission and preservation of its culture. Approximately 75% of senior executive compensation is delivered as UHG equity, with one-half of equity awards conveyed through long-term performance-based shares. Using equity as the large majority of management’s compensation opportunity directly connects the company’s executives to the returns generated for shareholders. Importantly, the compensation program is an integral part of the company’s efforts to attract, retain and recruit highly qualified talent necessary to lead a diverse, broad-based health care company.

1ISS Proxy Analysis & Benchmark Policy Voting Recommendations., UnitedHealth Group Incorporated.© 2021.

Each year, the Compensation Committee’s independent review includes an independent compensation consultant who conducts a pay for performance analysis that compares UHG’s total shareholder return relative to peer companies as well as the realizable pay for UHG’s most senior executives. This analysis has consistently shown UHG’s senior executive compensation is strongly aligned to the total return to shareholders, a conclusion consistent with both ISS and Glass Lewis. The company’s compensation approach has also enabled UHG to successfully deliver on its mission to help people live healthier lives and help the health system work better for all.

ISS’s opposition is based on compensation to David Wichmann in connection with his transition from his role as UHG’s CEO. This compensation, after more than two decades of service to the company, has no bearing on the nature or effectiveness of the company’s long-standing and continuing approach to executive compensation which deserves shareholders’ support again this year.

Mr. Wichmann’s successful tenure as CEO focused on business growth and innovation, strategic capital deployment and significant advances in the Company’s net promoter score and employee satisfaction. His tenure included navigating the company through the complex operational challenges of the COVID-19 pandemic. During Mr. Wichmann’s lengthy career at UHG, he helped shape the company’s business platforms and its long-term strategy to deliver higher quality health care and produce sustainable returns to shareholders. In the last twenty years, UHG revenues have grown at a compound rate of 13% per year, and earnings per share have grown 20% annually. Over the last twenty years, UHG stock has provided an average annual total shareholder return in excess of 20%. Mr. Wichmann’s compensation awarded at the time of his transition reflects what he is entitled to under his contract. A contract that also includes non-compete and non-solicit obligations, which provide significant value to UHG’s shareholders.

We appreciate your support by voting in accordance with the recommendations of our Board of Directors on all proposals, including “For” approval of UHG’s named executives’ pay under the company’s annual Say on Pay proposal (Management proposal No. 2). We encourage you to please evaluate the company’s executive compensation program as a whole, including how it has delivered long-term, exceptional financial returns for UHG shareholders.

Even if you have already voted, you can change your vote at any time before the 2021 Annual Meeting, as described in more detail in UHG’s Proxy Statement. If you have any questions or require assistance in voting your shares or changing your vote, please contact the company’s proxy solicitor, Morrow Sodali LLC at 470 West Avenue, Stamford, CT 06902. Stockholders may call: (800) 662-5200. Banks and brokers may call (203) 658-9400. UHG’s Proxy Statement, this supplemental proxy material and Annual Report, are available at www.unitedhealthgroup.com/proxymaterials.

Sincerely,

Timothy P. Flynn

Chair, Compensation & Human Resources Committee

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